AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1999

                                                 REGISTRATION NO.  333-68557
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            ------------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


           DELAWARE                                       43-1771999
-------------------------------                     ---------------------
(State or other jurisdiction of                     (I.R.S. employer I.D.
        Incorporation)                                      number)


                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                           11904 BLUE RIDGE BOULEVARD
                            GRANDVIEW, MISSOURI 64030
                                 (816) 763-4900
   --------------------------------------------------------------------------
   (Address and telephone number of Registrant's principal executive offices)


                                  NEAL J. POLAN
                      ------------------------------------
                      Chairman and Chief Executive Officer

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                           11904 BLUE RIDGE BOULEVARD
                            GRANDVIEW, MISSOURI 64030
                                 (816) 763-4900
               ---------------------------------------------------
               (Address and telephone number of agent for service)


                                   Copies to:

                              SHELDON MISHER, ESQ.
                      BACHNER, TALLY, POLEVOY & MISHER LLP
                               380 MADISON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 687-7000


     APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

     If any of the securities being registered on this form are to be offered pursuant to Rule 429 under the Securities Act, please check the following box. |X|

================================================================================




     CALCULATION OF ADDITIONAL REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933


                                                             Proposed          Proposed
                                                             Maximum            Maximum          Amount of
                                             Additional      Aggregate         Aggregate         Additional
Title of Each  Class of Additional           Amount to       Price per        Additional        Registration
Securities to be Registered                be Registered    Security(3)      Offering Price         Fee(4)
----------------------------------         -------------    -----------     -----------------  ----------------
Redeemable Class A Warrants(1) ...........     306,250          $ .188         $ 57,575.00         $ 16
Class A Common Stock, $.01 par value(2) ..     318,750          $1.469         $468,243.75         $131
-----------------------------------------------------------------------------------------------------------------
Total Amount of Registration Fee .........                                                         $147
==================================================================================================================


-------------

*$424 previously paid.


(1)  Registered for resale by certain selling securityholders of the Company.

(2) Includes shares of Class A Common Stock which are issued and outstanding, shares of Class A Common Stock to be issued upon exercise of the Class A Warrants registered for resale by certain selling securityholders and shares of Class A Common Stock to be issued upon exercise of other warrants held by certain selling securityholders.


(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the price of the Class A Warrants and Class A Common Stock on the Nasdaq SmallCap Market on January 25, 1999 of $.188 and $1.469, respectively.

(4) 2,024,000 shares of Class A Common Stock registered in this Offering are carried forward pursuant to Rule 429(b) and $7,721.00 constituting the amount of the filing fee associated with such securities was previously paid in connection with the Company's Registration Statement (File No. 333-28233).


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                     Subject to Completion, January 27, 1999


                       HEALTHCORE MEDICAL SOLUTIONS, INC.


1,137,500 REDEEMABLE CLASS A WARRANTS AND 3,605,000 SHARES OF CLASS A COMMON
STOCK



     We are offering:

o 2,024,000 shares issuable upon exercise of the Class A Warrants we sold in our initial public offering; and
o 12,500 shares issuable upon exercise of Class A Warrants we sold in a private placement which were subsequently resold by the holders thereof.

     Certain selling securityholders are offering for resale:

o    1,137,500 redeemable Class A Warrants we sold in a private placement;
o    1,137,500 shares issuable upon exercise of such warrants;
o 299,000 shares issuable upon exercise of certain other outstanding warrants held by certain officers and directors; and
o    132,000 shares we issued in a private transaction.

     If any of the selling securityholders sell their Class A Warrants to purchasers wishing to exercise them, we will offer the underlying shares pursuant to this Prospectus.

     We will receive proceeds upon exercise of the Class A Warrants and upon the exercise of the outstanding warrants if such warrants are exercised. We have agreed to pay a solicitation fee equal to 5% of the exercise price upon exercise of the Class A Warrants under certain conditions.


     Our Units, Class A Common Stock and Class A Warrants are listed on the Nasdaq SmallCap Market and trade under the symbols HMSIU, HMSI and HMSIW, respectively.

          INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.


               NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR
           ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
              OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS
                            IS TRUTHFUL OR COMPLETE.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


--------------------------------------------------------------------------------


                THE DATE OF THIS PROSPECTUS IS JANUARY __, 1999.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 000-22947) pursuant to the Exchange Act are incorporated herein by reference:


          1. The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1998, including any documents or portions thereof incorporated by reference therein;

          2. The Company's Registration Statement on Form 8-A declared effective on October 14, 1997, as amended, registering the Units, Class A Common Stock and Class A Warrants under the Exchange Act; and

          3. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering.

     Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such documents should be directed to the Company, 11904 Blue Ridge Boulevard, Grandview, Missouri 64030, Attention: President, telephone (816) 763-4900.


                              AVAILABLE INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended ("Securities Act") covering the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed (or incorporated by reference) as an exhibit to the Registration Statement. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports and other information filed by the Company with the Commission can be inspected without charge and copied at the public reference facilities maintained by the Commission at the following addresses: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission. Reports and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this Prospectus or incorporated by reference herein. It is not complete and may not contain all of the information that you should consider before investing in the Company's securities. You should read the entire Prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements incorporated by reference herein.


                                   THE COMPANY


GENERAL

     We provide access to health care services at discount prices. For an annual fee of approximately $55 to $100, individuals can join our card membership program and use their HealthCare Solutions Card to receive discounts of up to 5% to 60% off the retail price of health care services and products including:

o    eye care;
o    dental;
o    hearing;
o    pharmaceutical;
o    physical and occupational therapy;
o    chiropractic;
o    durable medical equipment; and
o    vitamins and supplements.

In addition to the HealthCare Solutions Card we recently began marketing two new products:

o the Savings Solutions Card, which we customized for an organization to offer discounted ancillary health care services as well as non-medical consumer products to certain subscribers in the New York metropolitan area; and
o the Medical Solutions Card, which we developed to provide discounts to enrollees for hospital and physician services.

We anticipate marketing the Savings Solutions Card on a nationwide basis similar to the Medical Solutions Card and the HealthCare Solutions Card. As of January 18, 1999, we had contracts with approximately 40 different health care provider networks which consist of approximately 450,000 participating providers.

     Our target market includes uninsured individuals who, whether because of medical history, age or occupation, either do not have insurance or have limited insurance coverage but who seek to access health care products and services at discounted costs. Acceptance into our membership program is unrestricted, and our membership card products may be used by any member of the cardholder's household. We primarily use brokers, insurance agents and consumer marketing organizations to sell our products to either individuals or to group enrollees such as employers, HMOs and other organizations who purchase our products for their employees or members.

     We established our operations in October 1995 as MegaVision L.C., a Missouri limited liability company ("MegaVision"). In February 1997, MegaVision merged into HealthCore Medical Solutions, Inc. All references to our operations include MegaVision and its operations. Our executive offices are located at 11904 Blue Ridge Boulevard, Grandview, Missouri 64030, and our telephone number is (816) 763-4900.

RECENT DEVELOPMENTS

     SIGA Pharmaceuticals, Inc. filed a Schedule 13D dated October 15, 1998 stating that it beneficially owned 151,000 shares of our Class A Common Stock or approximately 5.0% of the outstanding shares of our Class A Common Stock, and 149,800 Class A Warrants to purchase shares of our Class A Common Stock. SIGA stated that the securities were acquired for investment purposes and that it intended to request a meeting with us for the purpose of discussing methods of maximizing or enhancing stockholder value. SIGA also stated that it had no present intention of acquiring additional securities. On January 11, 1999, SIGA amended its Schedule 13D to state that it had met with our Chairman of the Board and had sent a letter dated January 6, 1999 to our Chairman suggesting a possible combination of us and SIGA and outlining the terms of a possible share exchange transaction. The Schedule 13D also stated that no formal offer was made by SIGA to acquire our Company and that SIGA had no present intention of acquiring additional securities.

     On January 15, 1999, our Board of Directors met to discuss the letter from SIGA. On January 19, 1999, our Chairman sent a letter to SIGA. The letter stated that in order for the Board of Directors to fully evaluate a possible transaction and the terms thereof, the Board of Directors required a better understanding of SIGA's business. The Board of Directors intends to fully evaluate a possible transaction with SIGA and has retained a consultant to assist in such evaluation.

                                  RISK FACTORS

     Investing in our securities is very risky. You should be able to bear a complete loss of your investment. Before making an investment, you should carefully read this entire Prospectus and consider the following factors:


     HISTORY OF OPERATING LOSSES; ANTICIPATED FUTURE LOSSES. Since our formation in June 1995, we have experienced significant operating losses. We also expect to incur losses in the future. At September 30, 1998, our accumulated deficit was approximately $6.6 million. Our losses stem principally from expenses associated with the development and marketing of our products. We can not assure you that we will ever achieve significant commercial sales or become profitable.

     Limited Operating History. Although we were organized in June 1995, we have only recently contracted with networks of health care providers and have made only minimal sales of the HealthCare Solutions Card, the Savings Card and the Medical Solution Card. The success of our business depends upon several factors, including:

o    the quality and quantity of providers in our networks;
o the acceptance of our products by individuals, employers, HMOs, business and other associations, and providers of medical benefits and members;
o the incentives we offer to independent sales representatives to sell our products; and
o    our ability to manage our business.

You should be aware of the difficulties we face as a new enterprise, as well as the high rate of failure of new enterprises. Based on the short history of our operations, we cannot assure that we will ever become a profitable business. While we have initiated sales and marketing activities and have generated minimal sales, we have yet to generate significant revenues and may experience many of the problems, delays, expenses and difficulties commonly encountered by early stage companies, many of which are beyond our control. These problems include:

o    delays or expenses related to product development and marketing;
o    uncertain market acceptance;
o    lack of sufficient capital;
o    competition;
o    regulatory compliance; and
o    additional costs or expenses that may exceed our current estimates.

We may not be able to develop a strong cardholder base, enter into and maintain agreements with a sufficient number of providers that are accessible and acceptable to potential members, generate any revenues or ever develop profitable operations.

     NEED FOR SIGNIFICANT ADDITIONAL FUNDS. The proceeds from our initial public offering completed in October 1997 will only be sufficient to fund our operations, at our current utilization rate, until approximately January 2000. Following such time, we will likely need significant additional funds to continue our operations. In addition, our future cash requirements may vary significantly from what we expect them to be based on factors such as:

o    product development and marketing programs;
o    changes in the forms and direction of our business activities; and
o    the timing of receipt of revenues, if any.

We have no commitments for any future funding and we may not be able to obtain additional financing in the future from either debt or equity financings, bank loans, collaborative arrangements or other sources on terms acceptable to us, or at all. If we are unable to obtain the necessary financing, we will have to significantly curtail our activities or cease operations.

     UNPROVEN COMMERCIAL ACCEPTANCE; NEED FOR MARKET ACCEPTANCE. Our success depends on commercial acceptance of our membership cards, as well as any other potential products we may offer in the future. Our commercial success will be determined in large part by the acceptance of our membership cards by individuals, employers, HMOs, business and other associations, providers of medical benefits and members. Our success will also depend on our ability to market effectively and to build alliances with network providers. To date, we have made only minimal sales of our membership cards. We cannot assure that we will be able to successfully demonstrate that the benefits associated with the our membership cards justify the costs of purchasing such cards or that the benefits we offer outweigh benefits offered by either competing medical benefits programs or traditional insurance programs. If we are unable to achieve commercial acceptance of our membership cards, we may be forced to cease operations.

     LIMITED MARKETING CAPABILITIES; INTERDEPENDENCE ON THIRD PARTIES FOR MARKETING ACTIVITIES. To a large extent, our operating results will depend upon our ability to successfully market our membership cards and other potential products we may offer to members. We will continue to expand in these areas and concentrate the limited resources we have at present on defined segments of our target markets. We anticipate that our success will depend, to a significant degree, upon:

o    independent brokers;
o    insurance companies;
o    selected marketing organizations; and
o    our direct sales efforts.

Although third parties will receive a commission for their services, the success of any alliance will depend in part upon the third parties' own competitive, marketing and strategic considerations, including the relative advantages of alternative competing products. Although we have entered into numerous agreements with independent brokers and insurance agents, we cannot assure that third parties will successfully market our products. To the extent that we utilize third parties as a primary distribution source, our ability to control sales and marketing will be limited. We cannot assure that we will be able to hire experienced marketing personnel or establish any additional arrangements with brokers. We also cannot assure that any current or future marketing efforts will be successful or result in any significant sales of our products.

     DEPENDENCE UPON PROVIDERS; POSSIBLE TERMINATION OF PROVIDER AGREEMENTS. The success of our operations will depend, in part, upon our ability to enter into and maintain service agreements with providers of health care products and services which provide for discounts and other pricing terms favorable to our card members. To date, we have entered into non-exclusive service agreements with several provider networks. The agreements generally expire after approximately one to three years, but are subject to earlier termination upon the occurrence of certain events, including, notice by the other party. We can not assure that the providers affiliated with such networks will actually provide services to our members, that our agreements will be renewed or that our agreements will not be terminated prior to the end of their respective terms. The cancellation of a contract by any provider network may negatively affect our business. Further, we cannot assure that we will successfully secure agreements with additional providers or provider networks, nor can we be certain that providers who have agreed to join the network will provide services or cost savings that appeal to members. Our inability to retain our current service providers or to obtain alternate or additional service providers will likely detract from the real or perceived value of our membership cards and may cause us to curtail or alter our activities or cease operations.

     RISKS RELATED TO PHYSICIAN AND HOSPITAL NETWORK BUSINESS. We recently entered the physician and hospital network business. This business segment is subject to numerous risks, including:

o    significant barriers to entry;
o intense competition with well-capitalized insurance companies and other third party payors;
o significant additional sales and marketing costs to develop this benefits program;
o    certain risks related to health care and government regulations; and
o    risks similar to those described in this Prospectus.

We are seeking opportunities to expand this business. However, we cannot be certain that any such physician and hospital network will ever achieve commercial acceptance or that we can expand this business. If we are unable to achieve commercial acceptance of this benefits program, we may be forced to curtail or alter our activities or cease operations.

     POSSIBLE EXPOSURE TO LIABILITY. Physicians and other medical entities have become increasingly vulnerable to lawsuits alleging medical malpractice. While we do not intend to practice medicine or control any affiliated provider's practice of medicine, we can not assure that we will not become a party to malpractice litigation in the future. We may also be exposed to claims for personal injuries as a result of the incorrect preparation or packaging of prescriptions or from the pilferage of or tampering with the prescription drugs supplied by pharmacy benefits providers or injuries resulting from defective products supplied by providers. We will attempt to take precautions to protect us from such claims, including seeking indemnification from our providers. However, we cannot assure that such precautions will be implemented or will prove adequate. Because we are not permitted to and do not render medical services, we cannot obtain malpractice insurance nor do we maintain errors and omissions insurance. We do, however, maintain general liability insurance in the amount of $2,000,000 which provides general coverage for property damage, business liability and medical payments. There is the possibility that we could be sued for malpractice as the result of the activities undertaken by our providers. Any such suit could result in a recovery against us in excess of any applicable general liability insurance coverage we have, which in turn will negatively affect our financial position.


     HEALTH CARE REFORM. In recent years there have been numerous proposals to change the health care system in the United States. We are unable to predict the effect of potential reforms in the health care industry on our business, either by legislative mandate or through self policing mechanisms, particularly those affecting physicians, health care payors and affiliated health systems. A change in the health care system could negatively affect our business.


     GOVERNMENT REGULATION. Numerous federal, state and local regulations affect the health care industry, including:

o    the prohibition of business corporations from providing medical care;
o    fraud and abuse provisions of the Medicare and Medicaid statues;
o    the prohibition against referral fees and fee splitting; and
o statutes regulating insurance companies and other organizations that are associated with health care services.

     Some of the states in which we intend to operate currently enforce or may in the future implement registration and licensing regulations which may affect our business. In addition, the health care entities with whom we may enter into contracts are subject to a variety of regulations such as those relating to fee splitting, referral fees, patient freedom of choice, provider rights to participate and anti-discrimination. These regulations may result in the delay or denial of any such organization's participation in our network, which in turn, may affect our operations. The practice of receiving utilization fees from our pharmacy benefits program may, in a number of states, be interpreted to contravene the literal provisions of the statutes and regulations of such states. In addition, certain states in which we offer our products have taken the position that certain of the discounted services offered by our networks may be interpreted as prepaid insurance. We have modified the services offered under these products in these states in order to comply with such state's laws.

     We have not obtained any rulings from any governmental authorities, nor have we received an opinion of counsel relating to government regulation of our business. However, we believe that we are in compliance with the laws and regulations that are currently enforced and that apply to our business and conduct our business in a manner consistent with current industry practices. Legislation in these areas continues to evolve and we can not assure that changes in enforcement and compliance practices will not change in the future, nor can we be certain that existing legislation will not expand. If such change or expansion affects our business, we may be required to register in additional states, post substantial fidelity or surety bonds and/or meet other financial requirements. Alternatively, we may be required to modify our products and services, modify our contractual arrangements with providers or even cease conducting business in certain states. If any of the above situations were to occur, or it was determined that we violated any applicable laws or regulations, such an occurrence or determination would negatively affect our business.

     COMPETITION. We believe that a critical element of our business is to compete for a portion of the benefit dollars allocated by various organizations for employee benefit programs. We compete for a portion of those dollars with various other entities including:

     o    other cost-containment marketing organizations;
     o    pharmacy indemnity programs;
     o    retail pharmacies;
     o    mail order prescription companies;
     o    preferred provider organizations;
     o    HMOs;
     o    health care membership programs; and
     o    other health care insurance programs.

Many of these competitors have longer operating histories than we do and have significantly greater financial, marketing and administrative resources. We can not assure that we will ever develop products that achieve greater market acceptance than products and services offered by our competitors. We cannot be certain that our competitors will not develop products that would render our products less competitive or obsolete.

     PROPRIETARY RIGHTS; MANAGEMENT INFORMATION SYSTEMS. Our proprietary database information management system greatly affects our ability to provide customer service and to process important data. We rely on trade secrets and proprietary software to establish and protect the proprietary rights affecting our information system. However, trade secrets and proprietary software are difficult to protect and we can not assure that others will not independently develop substantially equivalent proprietary technology or otherwise gain access to our trade secrets or disclose such technology. We also cannot be certain that we will succeed in meaningfully protecting our rights to non-patented trade secrets. We have applied for federal registrations of several service marks and proprietary software from the United States Patent and Trademark Office. However, we cannot assure that such rights will be granted or, if granted, that they will provide meaningful protection. Although we intend to take steps that we consider appropriate to protect our intellectual property rights, we believe that the success of our business will depend primarily upon our ability to effectively market our current products, introduce new products and services or to enhance existing products, rather than on our ability to obtain legal protection over our existing intellectual property.


     RELIANCE UPON DATA PROCESSING; YEAR 2000 COMPLIANCE. Certain aspects of our business, including our customer service capabilities, our ability to timely pay brokers their commissions and pay network providers their fees, are dependent upon the ability to store, retrieve, process and manage data and to maintain and upgrade the data processing systems we currently rely on. Although we believe that we have established appropriate safeguard mechanisms, interruption of data processing capabilities for any extended period of time, loss of stored data, programming errors or other computer problems may affect our ability to attract and retain brokers and networks, which in turn may negatively affect our business. We may experience problems, delays or unanticipated costs in the use of our current systems.

     We have commenced review of our computer systems to identify the systems that could be affected by the "Year 2000" issue and are currently developing an implementation plan to resolve the issue. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. The Year 2000 issue could:

     o    result in a major information system failure or miscalculation;
     o affect our ability to pay commissions and fees to our brokers and networks;
     o    affect our ability to review network providers in a timely manner; and
     o    could disrupt our business operations.

We are utilizing internal personnel, contract programmers and vendors to review our information and operational systems for purposes of identifying Year 2000 non-compliance problems. We have identified two specific areas of risks relating to the Year 2000 problem:

     o    internal business systems and software; and
     o external noncompliance by third parties including suppliers of provider data, suppliers requiring information about eligibility, financial vendors and our sponsors.

Although we believe that our computer systems are Year 2000 compliant, we can not assure that our systems will operate as anticipated. In addition, unanticipated issues and problems may arise with our computer systems which could affect our operating results. The inability of third parties to achieve Year 2000 compliance could also affect our ability to conduct business and could negatively affect our business.

     DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL; CONFLICTS OF INTEREST. We depend upon Neal J. Polan, our Chairman and Chief Executive Officer with whom we have an employment agreement, and David L. Mullikin, our President, Chief Operating Officer and acting Chief Financial Officer, as well as principal members of our management team. Mr. Polan devotes approximately 50% of his business time to our business activities. Mr. Polan devotes approximately 50% of his business and investments outside of the Company, some of which are or may be in the health care services field. In the course of his activities, Mr. Polan may occasionally be presented with various business opportunities in the health care services industry. Mr. Polan may present certain of these opportunities to our business, although Mr. Polan has no agreement to do so and we cannot be certain that any such opportunities will ever be presented to us. In addition, we have entered into a one-year consulting agreement with Practice Management, Inc., whereby Practice Management, Inc. will market our business to labor groups, managed care entities, preferred provider organizations and third party administrators for an annual fee of $50,000, plus expenses. Mr. Polan has entered into a separate agreement with Practice Management, Inc. whereby Practice Management, Inc. has agreed in exchange for a one-time payment of $50,000 from Mr. Polan to present to Mr. Polan, in preference to others certain business opportunities; provided, that the agreement between Practice Management, Inc. and Mr. Polan provides that Practice Management, Inc. shall be obligated to first present to us, prior to Mr. Polan, in his individual capacity, any business opportunities that may be appropriate for our business. These arrangements and agreements may give rise to certain conflicts of interest.

     We currently have only 16 full-time employees. The success of our business will depend partially upon our ability to attract and retain additional skilled personnel to manage our operations. The inability to do so, or the loss of services of certain of our executive officers and directors or other executive officers or key employees that we may hire in the future, may negatively affect our business.

     CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS; POTENTIAL ANTI-TAKEOVER EFFECT OF SHARES HAVING DISPROPORTIONATE VOTING RIGHTS. Neal J. Polan, our Chairman of the Board and Chief Executive Officer currently owns all of our Class B Common Stock. Mr. Polan also holds the power to vote by proxy an aggregate of 144,000 shares of Class A Common Stock. As such, Mr. Polan has the power to vote shares of Common Stock representing approximately 29.9% of the total voting power of the outstanding shares of common stock held by our stockholders. Therefore, Mr. Polan has significant control over the outcome of substantially all matters submitted to a vote of the stockholders. Furthermore, the disproportionate vote afforded the Class B Common Stock could impede or prevent a change of control of our company. As such, potential acquirors seeking to acquire control of us through the purchase of Class A Common Stock may be discouraged from doing so, which in turn, could have a depressive effect on the price of our securities.

     POTENTIAL ADVERSE EFFECTS OF PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER PROVISIONS. Our Certificate of Incorporation authorizes us to issue shares of "blank check" preferred stock, which will have such designations, rights and preferences our Board of Directors may determine from time to time. Accordingly, our Board of Directors are empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could negatively affect the voting power or other rights of the holders of the Common Stock. If such preferred stock were to be issued, it could be used, under certain circumstances, to discourage, delay or prevent a change in control of our company. Although we have no present intention to issue any shares of preferred stock, we cannot be certain that we will not do so in the future. There is also a Delaware statute regulating business combinations that could discourage, hinder or preclude an unsolicited acquisition of our company and make it less likely that stockholders receive a premium for their shares as a result of such attempt. This Delaware statute may negatively affect the market price of our securities.

     CHARGES AND POTENTIAL CHARGES TO EARNINGS. As a condition to our initial public offering completed in October 1997, the holders of our Class A and Class B Common Stock prior to our initial public offering placed into escrow, on a pro rata basis, 900,000 shares, or three-quarters of their outstanding shares of Common Stock before the initial public offering. These escrow shares will be released only if we attain certain earnings or market price thresholds. The Securities and Exchange Commission has taken the position that in the event any shares are released from escrow to holders who are officers, directors, employees or consultants, a compensation expense will be recorded for financial reporting purposes. Accordingly, if the escrow shares are released, we will recognize for the period in which the earnings thresholds are probable of being met or such stock levels achieved, a substantial non-cash charge to earnings equal to the fair market value of such shares on the date of their release. This kind of charge to earnings may significantly increase our loss or reduce or eliminate earnings, if any, at such time. The recognition of such compensation expense may also have a depressive effect on the market price of our securities.


     In addition, the achievement of defined earnings or market price thresholds affect whether certain warrants issued to Mr. Polan may be exercised. When
Mr. Polan is able to exercise these warrants, we will recognize during the period in which the earnings thresholds are probable of being met or such stock levels achieved, an additional non-cash charge to earnings equal to the fair market value of the portion of the warrants subject to such earnings or market price thresholds. This kind of charge to earnings may affect our market price and significantly increase our loss or reduce or eliminate earnings, if any, at such time.

     POSSIBLE VOLATILITY OF MARKET PRICE. The securities market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market prices of our Units (each Unit consisting of one share of Class A Common Stock and one Class A Warrant), Class A Common Stock and Class A Warrants could fluctuate significantly in response to various reasons, including:

     o    variations in our development efforts;
     o    intellectual property position;
     o    government regulation;
     o    competition;
     o    changes in results of operations, cash flow and earnings; and
     o    general trends in the industry.

     SHARES ELIGIBLE FOR FUTURE SALE; EFFECT OF OUTSTANDING OPTIONS AND WARRANTS; EXERCISE OF REGISTRATION RIGHTS. Future sales of our securities by existing securityholders through the exercise of outstanding registration rights or through the issuance of shares of Class A Common Stock upon exercise of options, warrants or otherwise may decrease the price of our securities. Of the 6,697,000 shares of Class A Common Stock to be outstanding after the Offering (giving effect to the exercise of the outstanding warrants), approximately 5,629,000 shares of Class A Common Stock, including the shares of Class A Common Stock offered in this Prospectus, will be freely tradeable without restriction under the Securities Act, except if any shares are purchased by "affiliates" as defined in Rule 144 under the Securities Act. The remaining 1,068,000 shares of Class A Common Stock outstanding after the Offering (assuming the sale of the shares of Class A Common Stock registered for resale under this Prospectus) are "restricted securities" as that term is defined in Rule 144 under the Securities Act, and under certain circumstances may be sold without registration under Rule 144 or otherwise.

     We have outstanding 3,473,000 warrants to purchase a total of 3,473,000 shares of Class A Common Stock (including the Class A Warrants to purchase shares of Class A Common Stock being registered for resale in this Offering) and a Unit Purchase Option to purchase a total of 352,000 shares of Class A Common Stock, assuming exercise of the underlying Class A Warrants. We have also reserved for issuance 500,000 shares of Class A Common Stock under our 1997 Stock Option Plan. To date, options to purchase 159,500 shares (net of forfeitures) have been granted under our 1997 Stock Option Plan. 216,000 shares of Class A

Common Stock are issuable upon conversion of the 216,000 shares Class B Common Stock which we have outstanding. The existence of these securities could decrease the price of the Company's outstanding securities. If any of these securities are exercised, the value of the Class A Common Stock held by public investors will be diluted if the value of such stock immediately prior to the exercise of such securities exceeds their exercise price, with the extent of such dilution depending upon such excess. These securities afford the holders the opportunity, at nominal cost, to profit from a rise in the market price of the Class A Common Stock, which may negatively affect the terms upon which we could issue additional Class A Common Stock during such term. In addition, holders of warrants and options are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the warrants and options. While these securities are outstanding, our ability to obtain additional financing on favorable terms may be negatively affected.

     The holders of the Unit Purchase Option to purchase a total of 352,000 shares of Class A Common Stock (assuming exercise of the underlying Class A Warrants) issued in our initial public offering have certain demand and "piggy-back" registration rights. We have received waivers from holders of these registration rights that are currently exercisable waiving their rights to have their securities registered in this Offering. Sales of Class A Common Stock or the possibility of such sales in the public market may negatively affect the market price of the securities included in this Offering.



     POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ STOCK MARKET. While our Units, Class A Common Stock and Class A Warrants are listed on the Nasdaq SmallCap Market, we cannot assure that we will, on an ongoing basis, meet the criteria for continued listing. In order to remain listed we must satisfy certain criteria including maintaining:

     o net tangible assets of at least $2,000,000; net income of $500,000 in two of the last three years; or a market capitalization of at least $35,000,000;
     o    a minimum bid price for the Class A Common Stock of $1.00;
     o a minimum public float of 500,000 shares (the number of outstanding shares of Class A Common Stock held by non-affiliates of the Company);
     o    a minimum market value of the public float of $1,000,000;
     o    a minimum of two active market makers; and
     o    a minimum of 300 stockholders.

From time to time, our Class A Common Stock has traded below the $1.00 minimum bid price requirement.

     If we are unable to satisfy Nasdaq's maintenance requirements, our securities may be delisted from Nasdaq. Trading, if any, in these securities would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board" and could also be subject to additional restrictions. Consequently, the liquidity of these securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions and lower prices for our securities that may result.


     NO DIVIDENDS. We have not paid any cash dividends on our Class A Common Stock and do not expect to declare or pay any cash or other dividends in the foreseeable future.


     POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS. We may redeem the Class A Warrants at a redemption price of $.05 per warrant upon not less than 30 days' prior written notice if the closing bid price of the Class A Common Stock averaged in excess of $9.10 per share for 30 consecutive trading days ending within 15 days of the notice. Redemption of the Class A Warrants could force the holders:

     o to exercise the warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so;
     o to sell the warrants at the then current market price when they might otherwise wish to hold the warrants; and
     o to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

     CURRENT PROSPECTUS AND STATE REGISTRATION TO EXERCISE WARRANTS. Holders of Class A Warrants will be able to exercise the warrants only if:

     o a current prospectus under the Securities Act relating to the securities underlying the warrants is then in effect; and
     o such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside.

Although we have undertaken and intend to use our best efforts to maintain a current prospectus covering the securities underlying the warrants following completion of this Offering to the extent required by Federal securities laws, we can not assure we will be able to do so. The value of the Class A Warrants may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Persons holding Class A Warrants who reside in jurisdictions in which such securities are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the Class A Warrants become redeemable by their terms, we may exercise our redemption right even if it is unable to qualify the underlying securities for sale under all applicable state securities laws.


     RISKS OF LOW-PRICED OR "PENNY" STOCK. If our securities were delisted from Nasdaq (See "-- Possible Delisting of Securities from The Nasdaq Stock
Market"), they could become subject to Rule 15g-9 under the Exchange Act. Rule 15g-9 imposes additional sales practice requirements on broker-dealers which sell such securities except in transactions exempted by such Rule, including transactions meeting the requirements of Rule 505 or 506 of Regulation D under the Securities Act and transactions in which the purchaser is an institutional accredited investor (as defined) or an established customer (as defined) of the broker or dealer. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell our securities.


     SEC regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The above required penny stock restrictions will not apply to our securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. We can not assure that our securities will qualify for exemption from these restrictions. In any event, even if our securities were exempt from such restrictions, they would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Securities and Exchange Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Securities and Exchange Commission finds that such a restriction would be in the public interest. If our securities were subject to the rules on penny stocks, it may severely negative impact the market liquidity of our securities.

                                 USE OF PROCEEDS


     We will receive proceeds upon exercise of the redeemable Class A Warrants ("Class A Warrants") and upon exercise of certain other outstanding warrants (the "Other Warrants") currently held by two selling securityholders (the Class A Warrants together with the Other Warrants are hereinafter collectively referred to as the "Warrants"). In the event that all of the 3,174,000 outstanding Class A Warrants are exercised, we would receive net proceeds of approximately $19,599,450 after deducting the solicitation fee payable to D.H. Blair Investment Banking Corp. ("Blair"), the underwriter of the Company's initial public offering, and excluding other expenses of the Offering. The Company has agreed to pay Blair a solicitation fee equal to 5% of the exercise price upon exercise of the Class A Warrants under certain conditions. The exercise price of the Class A Warrants was determined by negotiation between the Company and Blair and are not necessarily related to the Company's asset value, net worth or other established criteria of value. In the event that the 299,000 Other Warrants are exercised, we would receive net proceeds of approximately $359,000.00, excluding expenses of the Offering.

                                                 Warrant
                                 Warrant       Solicitation     Proceeds to
                            Exercise Price       Fee (1)        Company (2)
                            --------------    ---------------  --------------
Per Class A Warrant ......  $         6.50    $        .325    $        6.175
Per Other Warrant(3) .....  $         5.00              --     $         5.00
                            $         1.00              --     $         1.00
                            --------------    -------------    --------------
Total ....................  $20,990,000.00    $1,031,550.00    $19,958,450.00

------------------

(1) Represents solicitation fees the Company agreed to pay to Blair under the Warrant Agreement between the Company and Blair. Specifically, the Company agreed to pay Blair a 5% fee of the exercise price of each Class A Warrant solicited by their representatives if the market price of the Company's Class A Common Stock on the date the Class A Warrant is exercised is greater than the then Class A Warrant exercise price, the exercise of the Class A Warrant was solicited by a member of the National Association of Securities Dealers, Inc. ("NASD") as designated in writing on the Warrant Certificate subscription form, the Class A Warrant is not held in a discretionary account, disclosure of compensation arrangements was made both at the time of the offering and at the time of the exercise of the Class A Warrants, and the solicitation of exercise of the Class A Warrant was not in violation of Regulation M promulgated under the Securities Exchange Act of 1934, as amended.



(2) Assumes the exercise of (i) all outstanding Class A Warrants and that the solicitation fee is paid on all Class A Warrants exercised and (ii) the Other Warrants. As of January 25, 1999, none of the Warrants had been exercised.


(3) The exercise price of each of the two Other Warrants is $5.00 and $1.00, respectively.

     Selling Securityholders holding Warrants have no obligation to exercise their Warrants. We can not be certain that holders of the Warrants will choose to exercise all or any of their Warrants.

     The Company intends to use the net proceeds received upon exercise of the Warrants, if any, for general corporate purposes and working capital to support anticipated growth, including future acquisitions. The Company is evaluating and is engaged in discussions relating to the potential acquisition of certain similar or complementary businesses. However, the Company does not currently have any agreement or commitment relating to any particular acquisition, and we cannot assure that any such acquisitions will be consummated.


                             SELLING SECURITYHOLDERS


     The following table sets forth certain information with respect to each Selling Securityholder for whom the Company is registering securities for resale to the public. The securities offered hereby are comprised of (i) 1,137,500 shares of Class A Warrants, (ii) 1,137,500 shares of Class A Common Stock issuable upon exercise of the Class A Warrants, (iii) 299,000 shares of Class A Common Stock issuable upon exercise of the Other Warrants, and (iv) 132,000 shares of Class A Common Stock currently issued and outstanding (the "Issued Shares").

     Except as set forth below, there are no material relationships between any of the Selling Securityholders and the Company, nor have any such material relationships existed within the past three years.


     We have filed with the Securities and Exchange Commission ("Commission") under the Securities Act a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Securities. We have agreed, among other things, to bear certain expenses in connection with the registration and sale of the Securities being offered by the Selling Securityholders. See "Plan of Distribution."


     In February 1997, we issued 132,000 shares of Class A Common Stock to Annette Lebor, the spouse of the President of M.K.D. Capital Corp. ("M.K.D.") as consideration for consulting services that have been and will be rendered by M.K.D. to the Company. In March 1997, we completed a private placement and issued an aggregate of 1,150,000 warrants to certain investors, including Neal
J. Polan, the Chairman and Chief Executive Officer of the Company, and Eli Levitin, a member of the Company's Board of Directors since July 1997. According to the terms of the private placement, such warrants converted automatically into Class A Warrants upon our initial public offering which was completed in October 1997. We issued Other Warrants to purchase (i) an aggregate of 284,000 shares of Class A Common Stock to Mr. Polan in September 1997, 142,000 of which are exercisable only in the event the Company reaches certain performance targets, and (ii) an aggregate of 15,000 shares of Class A Common Stock to Mr. Levitin in October 1997.



                           NUMBER OF
SELLING             SECURITIES BENEFICIALLY
SECURITY HOLDER     OWNED PRIOR TO OFFERING            SECURITIES TO BE OFFERED        SECURITIES BENEFICIALLY OWNED AFTER OFFERING
---------------     ------------------------   --------------------------------------- ---------------------------------------------
                                                                           SHARES OF
                                                                        CLASS A COMMON
                   SHARES OF                   SHARES OF                     STOCK
                    CLASS A                     CLASS A                  ISSUABLE UPON    CLASS A
                    COMMON       CLASS A        COMMON       CLASS A       EXERCISE OF    COMMON      CLASS A     PERCENT OF CLASS A
                     STOCK       WARRANTS (1)    STOCK      WARRANTS        WARRANTS       STOCK     WARRANTS     COMMON STOCK (9)
                   --------     -------------  -------      --------     -------------   --------    --------     ------------------
Annette Lebor   132,000(10)                    132,000(10)                                    0                          0
Neal J. Polan   216,000(2)(3)(10)                  --        --             284,000(4)   216,000(3)(5)   0              3.3(5)






                            NUMBER OF
SELLING              SECURITIES BENEFICIALLY
SECURITY HOLDER      OWNED PRIOR TO OFFERING           SECURITIES TO BE OFFERED        SECURITIES BENEFICIALLY OWNED AFTER OFFERING
---------------      ------------------------  --------------------------------------- ---------------------------------------------
                                                                           SHARES OF
                                                                        CLASS A COMMON
                       SHARES OF                SHARES OF                     STOCK
                         CLASS A                  CLASS A                  ISSUABLE UPON   CLASS A
                         COMMON    CLASS A        COMMON       CLASS A       EXERCISE OF    COMMON     CLASS A    PERCENT OF CLASS A
                          STOCK    WARRANTS (1)    STOCK      WARRANTS        WARRANTS       STOCK    WARRANTS    COMMON STOCK (9)
                        --------  -------------  -------      --------    -------------   --------    --------    ------------------
Eli Levitin               3,750(8)   12,500(6)                 12,500       27,500(7)      3,750(8)       0             *
Aleph Mad Family                     12,500                    12,500       12,500           0            0             0
 Limited Partnership
Antelope Company                     12,500                    12,500       12,500           0            0             0
Bankruptcy                           12,500                    12,500       12,500           0            0             0
 Consultants, Inc.
Brynde Berkowitz                     12,500                    12,500       12,500           0            0             0
Gary Braverman                       25,000                    25,000       25,000           0            0             0
R. Harwood Beville                   25,000                    25,000       25,000           0            0             0
Michael J. Cayre                     12,500                    12,500       12,500           0            0             0
Jack Dushey                          12,500                    12,500       12,500           0            0             0
Dan Drykerman                        25,000                    25,000       25,000           0            0             0
Robert I. Earl                       25,000                    25,000       25,000           0            0             0
Harriet O. Fordham                   12,500                    12,500       12,500           0            0             0
Debra L. Freedberg,TTEE,             12,500                    12,500       12,500           0            0             0
 Debra L. Freedberg,
 Revocable Trust
Simon Glick                          12,500                    12,500       12,500           0            0             0
R. Merrill Hunter                    25,000                    25,000       25,000           0            0             0
Moise E. Hendeles                    12,500                    12,500       12,500           0            0             0
G. C. Jewell              5,000      17,500                    12,500       12,500         5,000        5,000           *
Martin Klein                         12,500                    12,500       12,500           0            0             0
Pontaray Corp.                       12,500                    12,500       12,500           0            0             0
Terry Rucker                         50,000                    50,000       50,000           0            0             0
Ahmed Helmy Selim                    50,000                    50,000       50,000           0            0             0
Sarco & Company                      12,500                    12,500       12,500           0            0             0
Mike Sheen                           25,000                    25,000       25,000           0            0             0
Michael J. Sherman                   12,500                    12,500       12,500           0            0             0
Joel A. Stone           119,725     132,225                    12,500       12,500        119,725      119,725         3.6 (11)
John E. Bishop, M.D.     30,000      36,250                     6,250        6,250         30,000       30,000         *
Thomas P. Farkas                     18,750                    18,750       18,750           0            0             0
Isadore Goldberg                     25,000                    25,000       25,000           0            0             0
Harvey Krauss TTEE,                   6,250                     6,250        6,250           0            0             0
 Brian Krauss
 Irrevocable Trust
Ronald M. Krinick                    25,000                    25,000       25,000           0            0             0
Frank & Mary Anne        35,700      60,700                    25,000       25,000         35,700       35,700         1.1 (11)
 Loccisano, JTROS
Lawrence Manus                       12,500                    12,500       12,500           0            0             0
David H. McAlpin, Jr.                25,000                    25,000       25,000           0            0             0
Yasser Hosny Moustafa                50,000                    50,000       50,000           0            0             0
Anthony Pace                          6,250                     6,250        6,250           0            0             0
Neal & Amy Polan, JTROS              25,000                    25,000       25,000           0            0             0
Anthony D. Ivankovich                25,000                    25,000       25,000           0            0             0





                            NUMBER OF
SELLING              SECURITIES BENEFICIALLY
SECURITY HOLDER      OWNED PRIOR TO OFFERING         SECURITIES TO BE OFFERED        SECURITIES BENEFICIALLY OWNED AFTER OFFERING
---------------      ------------------------  ------------------------------------- ---------------------------------------------
                                                                           SHARES OF
                                                                        CLASS A COMMON
                       SHARES OF                SHARES OF                     STOCK
                         CLASS A                  CLASS A                  ISSUABLE UPON   CLASS A
                         COMMON    CLASS A        COMMON       CLASS A      EXERCISE OF     COMMON     CLASS A    PERCENT OF CLASS A
                         STOCK     WARRANTS (1)    STOCK      WARRANTS       WARRANTS        STOCK    WARRANTS    COMMON STOCK (9)
                        ---------  --------------------      --------     --------------   --------    --------    -----------------
Craig A. & Barbara         3,300      15,800                    12,500       12,500         3,300       3,300            *
 Peterson, JTROS
Parvin N. Rahban                      12,500                    12,500       12,500           0           0              0
 & Natasha R.
 Baradaran, JTROS
Eric Rose                             25,000                    25,000       25,000           0           0              0
Barry A. & Caren C.                    6,250                     6,250        6,250           0           0              0
 Ruht, JTROS
Union Communi-                        12,500                    12,500       12,500           0           0              0
 cations Company
Peter Muserlian                       12,500                    12,500       12,500           0           0              0
Sandra Seligman                       25,000                    25,000       25,000           0           0              0
Ernest C. Trefz                       25,000                    25,000       25,000           0           0              0
Leon M. Wagner                        25,000                    25,000       25,000           0           0              0
David C. Wohl TTEE,                   12,500                    12,500       12,500           0           0              0
 The David C. Wohl
 Trust



--------------

*    Represents less than 1%.


(1) Excludes shares of Class A Common Stock issuable upon exercise of the warrants. All of the 1,137,500 Class A Warrants being registered are currently exercisable.

(2) Represents 216,000 shares of Class A Common Stock which are issuable upon conversion of the 216,000 shares of Class B Common Stock beneficially owned by Mr. Polan. Mr. Polan beneficially owns all of the shares of Class B Common Stock. 48,000 of such shares of Class B Common Stock are held by Mr. Polan as custodian for his son. Mr. Polan is deemed to be the beneficial owner of such shares by virtue of his authority to vote and/or dispose of such shares.

(3) Excludes other securities deemed to be beneficially owned by Mr. Polan, including (i) 284,000 shares of Class A Common Stock (which are being registered for resale under this Prospectus) underlying the Other Warrants held by Mr. Polan, 142,00 of which are exercisable only in the event the Company reaches certain performance targets, (ii) 144,000 shares of Class A Common Stock which Mr. Polan has the power to vote pursuant to a voting proxy granted to Mr. Polan and (iii) 25,000 Class A Warrants and the shares of Class A Common Stock underlying the warrants held jointly by Mr. Polan and his wife (which are being registered for resale under this Prospectus).

(4) Of these warrants, 142,000 are currently exercisable. The remaining 142,000 warrants will become exercisable upon the Company's attainment of certain earnings or market price thresholds.

(5) As of the date of this Prospectus, Mr. Polan beneficially owned approximately 11.3% of the outstanding shares of Class A Common Stock and had the power to vote shares of common stock representing approximately 32.6% of the total voting power of the outstanding shares of common stock of the Company (assuming the exercise of 167,000 warrants beneficially owned by Mr. Polan which are currently exercisable and conversion of the 216,000 shares of Class B Common Stock held by Mr. Polan).

(6)  Excludes 15,000 of the Other Warrants that are currently exercisable.

(7)  Represents shares of Class A Common Stock issuable upon exercise of
     (i) 12,500 Class A Warrants that were issued in connection with the private placement completed in March 1997 and (ii) 15,000 of the Other Warrants that are currently exercisable.

(8) Represents 3,750 shares of Class A Common Stock issuable upon exercise of options which are exercisable within 60 days. Excludes 3,750 shares of Class A Common Stock issuable upon exercise of options which are not exercisable until June 15, 1999.

(9) Assuming the sale of all securities registered for resale under this Prospectus.

(10) Certain of these shares are subject to the Escrow Agreement entered into in connection with the Company's initial public offering.

(11) Assuming exercise of all outstanding warrants and the issuance of the Class A Common Stock underlying such warrants.

                              PLAN OF DISTRIBUTION

     We have been advised that the Selling Securityholders may sell Securities from time to time in transactions on the Nasdaq SmallCap Market or on other exchanges on which the Securities may be traded, in the over-the-counter market, in negotiated transactions, through the writing of options on the Securities or a combination of such methods of sale, or through other means. Sales may be effected at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders are not restricted as to the price or prices at which they may sell their Securities. Sales of Securities by the Selling Securityholders may depress the market price of our securities since the number of Securities which may be sold by the Selling Securityholders is relatively large compared to the historical average weekly trading of our securities, and therefore, if the Selling Securityholders were to sell, or attempt to sell, all of such Securities at once, the Company believes such a transaction could adversely impact the market price for our securities. As used herein, "Selling Securityholders" includes donees and pledgees selling Securities received from a named Selling Securityholder after the date of this Prospectus.

     The Selling Securityholders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Securities for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders and any broker-dealers or agents who participate in the distribution of Securities hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Act"), and any commissions received by them and profit on any resale of the Securities as principal might be deemed to be underwriting discounts and commissions under the Act.


     The Company has been advised that Sandra Seligman and Leon Wagner, Selling Securityholders, are related to members of the NASD.


     The Company has registered the Securities for resale pursuant to agreements with the Selling Securityholders and has agreed to pay the expenses of registration in connection with the Offering and to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Act. Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sale of Securities by the Selling Securityholders although the Company will receive proceeds from any exercise of the Warrants.

     The Company has agreed not to solicit Class A Warrant exercises other than through Blair. Upon any exercise of the Class A Warrants, the Company will pay Blair a fee of 5% of the aggregate exercise price if (i) the market price of the Company's Class A Common Stock on the date the Class A Warrant is exercised is greater than the then exercise price of the Class A Warrants; (ii) the exercise of the Class A Warrant was solicited by a member of the NASD as designated in writing on the Class A Warrant certificate subscription form; (iii) the Class A Warrant is not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Class A Warrants, and (v) the solicitation of exercise of the Warrant was not in violation of Regulation M promulgated under the Exchange Act.

     At the time a particular offer of Securities is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Securities being offered and the terms of the offering.

     The Selling Securityholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the Securities by the Selling Securityholders.

     In order to comply with certain states' securities laws, if applicable, the Securities may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Certificate of Incorporation and By-Laws of the Company provide that the Company shall indemnify any person to the full extent permitted by the Delaware General Corporation Law.

     The Company also has Indemnification Agreements with each of its officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

     The validity of the securities offered hereby have been passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York.

                                     EXPERTS


     The balance sheet as of September 30, 1998 and the statements of operations, changes in capital deficiency and cash flows for the years ended September 30, 1998 and 1997 and the period from June 1, 1995 through September 30, 1998, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended September 30, 1998, have been incorporated herein in reliance on the report of Richard A. Eisner & Company, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the Offering herein contained, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since any of the dates as of which information is furnished herein or since the date hereof.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Available Information.......................................................2
Incorporation of Certain Documents by Reference.............................2
Prospectus Summary..........................................................4
The Company.................................................................4
Risk Factors................................................................5
Use of Proceeds............................................................14
Selling Securityholders....................................................16
Plan of Distribution.......................................................19
Indemnification of Officers and Directors..................................20
Legal Matters..............................................................20
Experts....................................................................21

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The estimated expenses payable by the Company in connection with the issuance and distribution of the securities being registered are as follows:


SEC Registration Fee.................................................     $571
    Accounting Fees and Expenses.....................................    5,000
    Legal Fees and Expenses..........................................   25,000
    Miscellaneous Expenses (including Printing)......................   19,429

         Total.......................................................  $50,000

Item 15. Indemnification of Directors and Officers.

     The Certificate of Incorporation and By-Laws of the Company provide that the Company shall indemnify any person to the full extent permitted by the Delaware General Corporation Law.

     Reference is hereby made to Section 145 of the Delaware General Corporation Law relating to the indemnification of officers and directors which Section is hereby incorporated herein by reference.

     The Company also has Indemnification Agreements with each of its officers and directors.

Item 16.                   Exhibits.

(a) Exhibits


    4.1    -   Warrant Agreement with Neal J. Polan*
    4.2    -   Warrant Agreement with Eli Levitin*
    5.1    -   Opinion of Bachner, Tally, Polevoy & Misher LLP
    23.1   -   Consent of Richard A. Eisner & Company, LLP
    23.2   -   Consent of Bachner, Tally, Polevoy & Misher LLP -
                 Included in Exhibit 5.1
    24     -   Power of Attorney-Included on II-4
    ---------------
    * Previously filed.


Item 17. Undertakings

Undertaking Required by Regulation S-B, Item 512(a).

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking required by Regulation S-B, Item 512(e).

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Undertaking Required by Regulation S-B, Item 512(f).

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York on the 27th day of January, 1999.


                              HEALTHCORE MEDICAL SOLUTIONS, INC.


                              By: /s/NEAL J. POLAN
                                  ---------------------------------------
                                  Neal J. Polan
                                  Chairman and Chief Executive Officer



                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Neal J. Polan, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement or amendment has been signed by the following persons in the capacities and on the dates indicated.



 Name                                                     Title                              Date
 ----                                                     -----                              ----
/s/ DAVID L. MULLIKIN
------------------------------------------     President, Chief Operating             January 27, 1999
David L. Mullikin                                Officer, Interim Chief Financial
                                                 Officer & Director
                                                 (principal financial
                                                  and accounting officer)

/s/ NEAL J. POLAN
------------------------------------------     Chairman of the Board                  January 27, 1999
Neal J. Polan                                    and Chief Executive Officer
                                                 (principal executive officer)

/s/ ELI LEVITIN
------------------------------------------     Director                               January 27, 1999
Eli Levitin

/s/ NORMAN H. WERTHWEIN
------------------------------------------     Director                               January 27, 1999
Norman H. Werthwein



                                  Exhibit Index


(a)  Exhibits

         4.1   -  Warrant Agreement with Neal J. Polan*
         4.2   -  Warrant Agreement with Eli Levitin*
         5.1   -  Opinion of Bachner, Tally, Polevoy & Misher LLP
         23.1  -  Consent of Richard A. Eisner & Company, LLP
         23.2  -  Consent of Bachner, Tally, Polevoy & Misher LLP -
                    Included in Exhibit 5.1
         24    -  Power of Attorney-Included on II-4
         -------------
          *  Previously filed.